EXHIBIT 99

NEWS RELEASE
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FOR IMMEDIATE RELEASE               Contact:  Mark F. Bradley, EVP
---------------------                         (740) 373-3155
September 23, 2002                            mbradley@pebo.com


                          PEOPLES BANCORP NAMED ONE OF
                          AMERICA'S FINEST COMPANIES(R)
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               Third quarter earnings to be released October 15th

         MARIETTA, Ohio - Peoples Bancorp (Nasdaq: PEBO) was recently recognized in the 12th annual edition of America's Finest Companies(R), an investment directory of all publicly traded US companies with at least 10 consecutive years of higher earnings and/or dividends per share.
         "We are again honored to be a part of this select group of companies," commented Peoples' President and CEO Robert E. Evans. "It recognizes all Peoples associates for our continuing drive to grow shareholder value through profitable, integrated financial service solutions."
         Only the top 2% of the 19,000+ publicly traded US companies make the list of America's Finest Companies(R). The directory is published annually by Bill Staton, Chairman of the Staton Institute in Charlotte, North Carolina,
(800) 847-8507.
         Peoples was also named to the "Super 50 Team", reserved for companies with a combined total of at least 50 years of higher earnings and dividends per share. Only 20 companies received this elite distinction, representing just 0.1% of all publicly traded US companies. Peoples was ranked 4th in the nation, with consecutive earnings per share growth of 28 years and annual dividend growth of 36 straight years.
         In other news, Peoples also announced it will release third quarter 2002 corporate earnings on Tuesday, October 15, 2002, at approximately 10:00 am local time. Peoples will conduct a conference call to discuss third quarter operating results on October 16, 2002, at 3:00 pm local time. The conference call is open to the public; however, management asks that questions be limited to investment analysts, interested members of the media, and shareholders. Members of Peoples' executive management will participate in the call.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.3 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 45 offices and 29 ATM's in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples is also a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples or enroll in Peoples OnLine Connection, Peoples' award winning Internet banking product, at www.peoplesbancorp.com.

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